Exhibit 10.51

CONFORMED COPY

WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011

May 20, 2011

Gregory A. Mason

[address on file with Registrant]

Dear Greg,

This letter will confirm the terms of your offer of employment with WebMD Health Corp. (the “Company” or “WebMD”). Your first day of employment shall be on or before June 15, 2011. Such terms are as follows:

1. Position and Responsibilities. You will serve in the position of Executive Vice President-Consumer Services for the Company. You will report to the Chief Executive Officer/President of the Company, and assume and discharge such responsibilities as are commensurate with such position as your manager may direct. During your employment with the Company, you shall devote your full-time attention to your duties and responsibilities and shall perform them faithfully, diligently and completely. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company including, without limitation, the Code of Conduct, in effect from time to time during your employment. You acknowledge that you shall be required to travel in connection with the performance of your duties.

2. Compensation.

a)	In consideration of your services, you will be paid a base salary of $400,000 annually, payable in accordance with the Company’s prevailing payroll practices.

b)	You will be eligible to receive an annual bonus starting with the year ending December 31, 2011, the target of which is 65% of your base salary, but which amount shall be determined in the sole discretion of the Compensation Committee of the Company, and which will be payable at such time and in the same manner as the Company generally pays bonuses to executive officers of the Company so long as you are employed by the Company on the applicable payment date

c)

It is hereby understood that you will relocate your principal family residence to the New York City area as promptly as practicable, but in no event later than September 15, 2011. The Company will provide you with relocation assistance as set forth in the following subsections (i) –(v) to assist with your relocation (on an after tax basis to the extent such payments are includible in your taxable income): (i) reimbursement for the cost of up to three (3) house hunting trips to/from New York City and your

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May 20, 2011

current home upon presentment of receipts in accordance with the Company’s policies, including actual and reasonable transportation, lodging, rental car and meals, (ii) the actual and reasonable cost for temporary housing through the earlier of your relocation or September 15, 2011, (iii) reimbursement for all reasonable moving expenses of your household goods (packing, transporting and unpacking), (iv) reimbursement or payment of broker commission related to the lease of your existing home and your new principal residence referred to above, upon submission of appropriate documentation, and(v) reimbursement of reasonable fees for your retention of a consultant to assist you with finding schools for your children. Also, the Company will pay you a one (1) time bonus of $50,000 payable on the relocation of your family residence to the New York City area. You agree that in the event you resign your employment with the Company within twelve (12) months of the start date of your employment, you will repay the Company for all amounts reimbursed or paid to you pursuant to this subsection (c) within sixty (60) days after such resignation.

3. Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its officers to the full extent of your eligibility. You shall be entitled to vacation consistent with the Company’s vacation policy, but in no event less than four (4) weeks annually. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. You have 31 days from your date of hire to complete your Benefits enrollment forms and forward them to the appropriate location indicated with your new hire packet. Benefits eligibility begins on the first day of the month following the first day of your employment with the Company (this excludes short-term disability insurance which begins 90 days after the first day of your employment). The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company’s expense reimbursement policy as from time to time in effect. The Company will indemnify you as an officer of the Company to the fullest extent permitted by the charter and by-laws of the Company as in effect from time to time. Attached hereto as Annex C for execution by the Company and you on the date of execution of this Agreement is the Company’s standard form of indemnification agreement for directors and officers of the Company. In addition, as an officer of the Company you shall be entitled to the benefit of the Company’s D&O insurance to the extent in effect from time to time under such policies.

4. Stock Options. Subject to approval of the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”), and under the terms and conditions of the WebMD Health Corp. Amended and Restated 2005 Long Term Incentive Plan (the “Equity Plan”) and an option agreement to be entered into between you and the Company (which shall be the standard agreement for employees), you will be granted on your first day of employment a nonqualified option (the “Option”) to purchase 175,000 shares of common stock of WebMD. The exercise price of such options will be the closing price of the common stock on such date. The option agreement and Equity Plan will be sent to you separately. The Option shall vest and

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May 20, 2011

become exercisable, subject to your continued employment on the applicable dates, as follows: 25% of the Option on each of the first, second, third and fourth anniversaries of the date of grant (full vesting occurring on the fourth anniversary of the date of grant).

5. Restricted Stock. Subject to the approval of the Compensation Committee, and under the terms of the Equity Plan and a restricted stock agreement to be entered into between you and the Company (which shall be the standard agreement for employees of the Company), you shall be granted on the first day of your employment, 42,500 shares of restricted stock of the Company. The restricted stock agreement and Equity Plan will be sent to you separately. The shares shall vest and the restrictions thereon lapse in equal annual installments of 25% over four years, commencing on the first anniversary of the date of grant subject to your continued employment on the applicable dates.

6. Restrictive Covenants. You agree that your employment is contingent upon your execution of, and delivery to the Company of its standard Trade Secret & Proprietary Information Agreement (“TSPI Agreement”) in the form attached hereto as Annex A.

7. Conflicting Employment. You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Subject to compliance with your obligations under the TSPI Agreement and your obligations in Section 1 above, you may engage in other non-business activities for your own account while employed hereunder, including without limitation charitable and community activities, provided that such activities do not compete directly or indirectly with the actual or potential business of the Company and/or which interfere with the performance of your duties hereunder.

8. At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and with or without notice.

9. Termination of Employment without Cause.

a)

In the event of the termination of your employment by the Company without Cause (as defined on Annex B attached hereto) or by you for Non-Change of Control Good Reason (as defined on Annex B hereto), subject to Section 9(c), and your continued compliance with all restrictive covenant agreements to which you are bound, (i) you will continue to receive, as severance, your base salary in effect on the date of such termination for a period of twelve (12) months; (ii) if your termination date is effective on or after December 31 of any year but prior to the applicable payment date for any annual bonus referred to in Section 2(b) above, you shall receive any bonus payable under Section 2(b) for such year at such time and in such manner as the Company pays other executive officers’ bonuses for such year; and (iii) if you timely elect to continue your health insurance pursuant to COBRA, the Company

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shall reimburse you for the cost of your COBRA premiums for a period of twelve (12) months from the date of termination, or, if earlier, until such time as you are no longer eligible for COBRA or are otherwise eligible for comparable coverage with a subsequent employer, which reimbursement shall be made within 30 days after you provide evidence of your payment of such premiums, which evidence shall be provided no later than 30 days after payment. You shall promptly notify the Company if you become eligible for comparable coverage with another employer.

b)	In the event of a termination of your employment by the Company (or its successor) without Cause or by you for Change of Control Good Reason (as defined on Annex B hereto) within twenty-four (24) months following a Change of Control of WebMD (as defined below), subject to Section 9(c), and your continued compliance with all restrictive covenant agreements to which you are bound, (i) you will be entitled to receive, as severance, your base salary in effect on the date of such termination for a period of twelve (12) months; (ii) if your termination date is effective on or after December 31 of any year but prior to the applicable payment date for any annual bonus referred to in Section 2(b) above, you shall receive any bonus payable under Section 2(b) for such year at such time and in such manner as the Company pays other executive officers’ bonuses for such year; (iii) the Option shall continue to vest and remain outstanding as if you remained in the employ of the Company through each of the next two (2) vesting dates immediately following the date of termination (ie, 25% of the Option shall vest on each of the next two (2) vesting dates), and (iv) if you timely elect to continue your health insurance pursuant to COBRA, the Company shall reimburse you for the cost of your COBRA premiums for a period of twelve (12) months from the date of termination, or, if earlier, until such time as you are no longer eligible for COBRA or are otherwise eligible for comparable coverage with a subsequent employer, which reimbursement shall be made within 30 days after you provide evidence of your payment of such premiums, which evidence shall be provided no later than 30 days after payment. You shall promptly notify the Company if you become eligible for comparable coverage with another employer. The term “Change of Control of WebMD” shall have the meaning ascribed to such term in the Equity Plan.

c)

The payments and other consideration in Sections 9(a) and 9(b) (the “Severance Benefits”) are subject to your execution of a release of claims in a form satisfactory to the Company (but which will not require release of any Company vested Company payments due to you that are otherwise payable at the date of termination of this agreement) and your continued compliance with all your restrictive covenant agreements. Such release will be delivered to you on or about the date of termination and will be required to be signed and returned on a date specified therein, but no later than 60 days from the date of termination. In the event of the termination of your employment by the Company for Cause (as described on Annex B attached hereto), you will not be entitled to any severance. The Severance Benefits described in Section 9(a)(i) and (b)(i) above shall be paid,

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minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the applicable period following your termination of employment. Commencement of payments of the Severance Benefits described in Section 9(a)(i) and (b)(i) shall begin on the first payroll date that occurs in the month that begins at least 60 days after the date of your termination of employment, but which may be accelerated by no more than 30 days (the “Starting Date”) provided that you have satisfied the requirements of this Section 9(c). The first payment on the payment Starting Date shall include those payments that would have previously been paid if the payments of the Severance Benefits described in Section 9(a)(i) and (b)(i) had begun on the first payroll date following your termination of employment. This timing of the commencement of benefits is subject to Section 9(f). You will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that you may receive from any other source reduce any such payment. In addition, your sole remedy for a termination by the Company without Cause or by you for Non-Change of Control Good Reason or by you for Change of Control Good Reason shall be limited to the payments referred to in Sections 9(a) and 9(b) as applicable, subject to the provisions of Section 9(c).

e)	For purposes of this agreement, “termination of employment” shall mean a “separation of service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder. All Severance Benefits shall be completed by, and no further Severance Benefits shall be payable after, December 31 of the second taxable year following the year in which your termination of employment occurs. Your entitlement to the payments of the Severance Benefits described in Section 9(a) and (b) shall be treated as the entitlement to a series of separate payments for purposes of Section 409A of the Code.

f)	Notwithstanding any other provisions of this agreement, any payment of the Severance Benefits under this agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code because you are a “specified employee” shall not be paid or payment commenced until the later of (i) six (6) months after the date of your termination of employment (or, if earlier, your death) and (ii) the Starting Date. On the earliest date on which such payments can be commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

10. Prior Employment. You represent that you have delivered to the Company an accurate and complete copy of any and all agreements with any prior employer to which you continue to be subject. You represent that the execution by you of this agreement and the performance by you of your obligations hereunder shall not conflict with, or result in a violation or breach of, any other agreement or arrangement, including, without limitation any employment, consulting or

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non-competition agreement. You hereby agree to abide by the limitations on your conduct as set forth in any agreement between you and your prior employer. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.

11. Application of Code Section 409A. It is the Company’s intent that compensation and benefits to which you are entitled under this agreement not be treated as “nonqualified deferred compensation” under Code Section 409A (or any regulations or other guidance promulgated thereunder) and that any ambiguities in the construction of this agreement be interpreted in order to effectuate such intent. In the event that the Company determines, in its sole discretion, that any compensation or benefits to which you are entitled under this agreement could be treated as “nonqualified deferred compensation” under Code Section 409A unless this agreement is amended or modified, the Company may, in its sole discretion, amend or modify this agreement without obtaining any additional consent from you, so long as such amendment or modification does not materially affect the net present value of the compensation or benefits to which you otherwise would be entitled under this agreement. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the agreement are determined to constitute deferred compensation subject to Section 409(A), but that do not satisfy an exemption from, or the conditions of, that section.

12. Governing Law; Consent to Personal Jurisdiction/Venue. This agreement shall be governed by and construed for all purposes according to the laws and public policy of the State of New York, as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents and without regard to principles of conflicts of laws. The parties further agree that any disputes or controversies arising out of or relating to this agreement and/or your employment with the Company shall be brought in the federal or state courts located in New York, New York. The language of this agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

13.	General Provisions.

a)	Your employment is contingent upon successful completion of a criminal background and reference check. We would caution you not to resign any current employment until you have received notification of successful completion of both.

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b)	We are required by law to confirm your eligibility for employment in the United States. Thus, you will be asked to provide proof of your identity and eligibility to work in the U.S. on your start date.

c)	This offer letter, together with the TSPI Agreement and the equity agreements referenced herein, sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior verbal discussions between us.

d)	This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

e)	All payments pursuant to this agreement will be subject to applicable withholding taxes.

f)	During the term of your employment, you will use your best efforts to disclose to the CEO, Chairman of the Board or General Counsel of the Company any bona fide information known by you that would have any material negative impact on the Company or any of its affiliates.

Please acknowledge and confirm your acceptance of this agreement by, signing and returning one copy of this offer letter in its entirety to Douglas Wamsley, Executive Vice President, General Counsel, fax # 212-624-3773 no later than May 27, 2011. Your new hire packet will provide you with further instructions for additional required paperwork. We look forward to a mutually rewarding working arrangement.

By	/s/ Douglas W. Wamsley
Douglas W. Wamsley
Executive Vice President, General Counsel

OFFER ACCEPTANCE:

I accept the terms of my employment with WebMD Health Corp. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship, subject to the consequences set forth herein.

/s/ Gregory A. Mason	Date:	5/22/11
Gregory A. Mason

ANNEX A

TRADE SECRET AND PROPRIETARY INFORMATION AGREEMENT

In consideration of my employment by WebMD Health Corp. and/or any of its corporate parents, subsidiaries, divisions, or affiliates, or the successors or assigns of any of the foregoing (hereinafter referred to as the “Company”), I hereby agree as follows:

1. Confidentiality.

(a) Trade Secret and Proprietary Information. I understand and acknowledge that, during the course of my employment arrangement with the Company and as a result of my having executed this Trade Secret and Proprietary Information Agreement (“Agreement”), I will be granted access to valuable information relating to the Company’s Business (as defined below) that provides the Company with a competitive advantage, which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively “Trade Secret and Proprietary Information”). The term Trade Secret and Proprietary Information shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) patient information, including without limitation Protected Health Information as defined in 45 C.F.R. 164.501 and (l) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that I can demonstrate (i) is generally available to the public (other than as a result of a disclosure by me), (ii) was disclosed to me by a third party under no obligation to keep such information confidential or (iii) was known by me prior to, and not as a result of, my employment or anticipated employment with the Company.

(b) Duty of Confidentiality. I agree at all times, both during and after my employment with the Company, to hold all of the Company’s Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company and to safeguard all such Trade Secret and Proprietary Information. I also agree that I will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company, except as may be necessary in the good faith performance of my duties for the Company. I further agree that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, I understand that I may disclose the Company’s Trade Secret and Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process, provided that I give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.

(c) Company Property. I acknowledge that: (i) all Trade Secret and Proprietary Information of the Company, (ii) computers, and computer-related hardware and software, cell phones, beepers and any other equipment provided to me by the Company, and (iii) all documents I create or receive in connection with my employment with the Company, belong to the Company, and not to me personally (collectively, “Company Property”). Such documents include, without limitation and by way of non-exhaustive example only: papers, files, memoranda, notes, correspondence, lists, e-mails, reports, records, data, research, proposals, specifications, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium. I agree to return all Company Property (including all copies) to the Company immediately upon any termination of my employment, and further agree that, during and after my employment with the Company, I will not, under any circumstances, without the Company’s specific written authorization in each instance, directly or indirectly disclose Company Property or any information contained in Company Property to anyone outside the Company, or otherwise use Company Property for any purpose other than the advancement of the Company’s interests.

(d) Unfair Competition. I acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.

(e) Intellectual Property and Inventions. I acknowledge that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company that I, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during my employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and I hereby assign to the Company all of my rights, titles, and interest in and to all such Developments, if any. I agree to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by me or made available to me concerning the Developments or otherwise concerning the past, present, or planned business of the Company are Company Property, and will be delivered to the Company immediately upon the termination of my employment with the Company.

2. Competitive Business. I acknowledge that the business of the Company can be conducted anywhere in the world and is not limited to a geographic scope or region, that its products, programs and services are marketed throughout the United States, Canada and other geographic regions throughout the world, that the Company competes in nearly all of its business activities with other individuals or entities that are, or could be, located in nearly any part of the world and that the nature of my services, position, and expertise are such that I am capable of competing with the Company from nearly any location in the world. I also acknowledge that a “Competitive Business” shall mean: (i) any enterprise engaged in developing, selling, providing (via the internet or other means) or otherwise making available, health or wellness information, content, discussions, decision support tools, services or applications, directly or indirectly, to or for the benefit of consumers, health and benefit plan members or employees or healthcare professionals, including but not limited to products or services that provide information on diseases, conditions or treatments, store health care information, assess personal health status, and/or assist in making benefit, provider or treatment choices; and (ii) any enterprise engaged in any other type of business in which the Company or one of its affiliates is also engaged, or plans to be engaged.

3. Non-Solicitation of Employees, Customers. In order to protect the Company’s Trade Secret and Proprietary Information;

(a) during my employment with the Company and for a period of one (1) year after the termination of such employment for any reason (the “Restricted Period”), I will not, without the Company’s express written permission, directly or indirectly solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company, or in any other way interfere with the Company’s employment or contractual relations with any of its employees or independent contractors, nor will I solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company at any time during the one year period immediately prior to the termination of my employment with the Company;; and

(b) during the Restricted Period, I will not, without the Company’s express written permission, directly or indirectly contact, call upon or solicit, on behalf of a Competitive Business, any existing or prospective client, or customer of the Company who I serviced, or otherwise developed a relationship with, as a result of my employment with the Company, nor will I attempt to divert or take away from the Company the business of any such client or customer.

4. Restrictions on Competitive Employment. In order to protect the Company’s Trade Secret and Proprietary Information, during the Restricted Period, I will not (as principal, agent, employee, consultant, director or otherwise), directly or indirectly, without the prior written approval of the Company, engage in, or perform any services for, a Competitive Business. Notwithstanding the foregoing, I understand that I may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as I am not employed by and do not consult with, or become a director of or otherwise engage in any activities for, such company. The Restricted Period shall be extended by the length of any period during which I am in breach of the terms of this paragraph.

5. Injunctive Remedies. I acknowledge and agree that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. I further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish my ability to earn a livelihood or create or impose upon me any undue hardship. I also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

6. Severability Provision. I acknowledge and agree that the restrictions imposed upon me by the terms, conditions, and provisions of this Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Agreement is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections 1, 2, or 3 of this Agreement relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

7. Non-Waiver. Any waiver by the Company of my breach of any term, condition, or provision of this Agreement shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.

8. Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, I HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR ME, OR ANY EXERCISE BY THE COMPANY OR ME OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS AGREEMENT.

8. Continuation of Employment. This Agreement does not constitute a contract of employment or an implied promise to continue my employment or status with the Company; nor does this agreement affect my rights or the rights of the Company to terminate my employment status at any time with or without cause.

9. Governing Law; Consent to Personal Jurisdiction/Venue. This Agreement shall be governed by and construed for all purposes according to the laws and public policy of the State of New York, as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents and without regard to principles of conflicts of laws. The parties further agree that any disputes or controversies arising out of or relating to this Agreement and/or your employment with the Company shall be brought in the federal or state courts located in New York, New York. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

/s/ Gregory A. Mason	Date:	5/22/11
Gregory A. Mason

ANNEX B

“Cause” will mean any of the following:

(i) your willful failure to perform your duties (other than such failure resulting from your incapacity due to physical or mental disability or illness) following written notice from the Company setting forth a description of such failure and a thirty (30) day period of time to remedy such failure;

(ii) any willful misconduct, violence or threat of violence that is injurious to the Company in any material respect or any misconduct relating to your business or personal affairs, at any time, which will demonstrably reflect negatively upon the Company or otherwise impair or impede its operations or reputation in any material respect;

(iii) your breach of a material Company policy, which breach is not remedied (if susceptible to remedy) following written notice by the Company detailing the specific breach and a thirty (30) day period of time to remedy such breach;

(iv) any material breach by you of this Agreement or the Trade Secret and Proprietary Information Agreement, which breach is not remedied (if susceptible to remedy) following written notice by the Company or its designee detailing the specific breach and a thirty (30) day period of time to remedy such breach;

(v) your failure to follow any lawful instructions from the Company (other than such failure resulting from your incapacity due to physical or mental disability or illness) following written notice from the Company setting forth a description of such failure and a thirty (30) day period of time to remedy such failure; and

(vi) your conviction of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude.

“Non-Change of Control Good Reason” will mean your resignation at any time within six (6) months following the occurrence of any of the following conditions or events prior to a Change of Control: (i) a material breach of this Agreement by the Company, (ii) a material reduction of your annual base salary, or (iii) a material reduction in your responsibilities you have with the Company; provided that none of the foregoing conditions or events shall constitute “Non-Change of Control Good Reason” unless (A) you shall have provided written notice to the Company within thirty (30) days after the occurrence of such condition or event describing the condition or event claimed to constitute “Non-Change of Control Good Reason” and (B) the Company shall have failed to remedy the condition within ninety (90) days after its receipt of such written notice.

“Change of Control Good Reason” will mean your resignation at any time within six (6) months following the occurrence of any of the following conditions or events on or after a Change of Control: (i) a material breach of this Agreement by the Company, (ii) a material reduction of

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your annual base salary, or (iii) a material reduction in your responsibilities you have with the Company, but excluding a change in your title or reporting responsibilities and excluding a material reduction in your responsibilities at the request of the Company in connection with a transition of your responsibilities to others in the Company, which requested transition period shall not exceed twelve (12) months and at the end of such transition period “Change of Control Good Reason” will be deemed to occur; provided that none of the foregoing conditions or events shall constitute “Change of Control Good Reason” unless (A) you shall have provided written notice to the Company within thirty (30) days after the occurrence of such condition or event describing the condition or event claimed to constitute “Change of Control Good Reason” and (B) the Company shall have failed to remedy the condition within ninety (90) days after its receipt of such written notice.

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